EXHIBIT 22.1

FOR IMMEDIATE RELEASE
______________________

From:  SMTEK International, Inc.           Contact:   Rick Vitelle
       2151 Anchor Court                              Chief Financial Officer
       Thousand Oaks, CA  91320                       (805) 376-2595
                                                             or
                                                      FOLEY/FREISLEBEN LLC
                                                      John Foley
                                                      213/955-0020

SMTEK International Announces Results of Special Meeting of Stockholders
___________________________________________________________________________

     THOUSAND OAKS, CALIFORNIA (May 21, 1999) - SMTEK International, Inc. (NYSE: SMK) today announced that its stockholders approved the following two proposals at a special meeting:
     (1) The sale to TMW Enterprises Inc. or an affiliate thereof ("TMW") of 11,250,000 shares of SMTEK's common stock for an aggregate price of $4.5 million. TMW is controlled by Thomas M. Wheeler, who is also SMTEK's largest stockholder.

     (2) An amendment to SMTEK's Certificate of Incorporation that would effect a reverse split of the Company's common stock of 1 share for each 20 shares that are currently outstanding and that would reduce the authorized common stock to 3,750,000.

     The purpose of the common stock sale is to strengthen the Company's balance sheet by increasing stockholders' equity and cash reserves. It is planned that a portion of the proceeds will be used to retire debt, which should have the added benefit of reducing the company's interest expense, thereby benefiting overall profitability.

     The 1-for-20 reverse stock split is intended to stimulate greater interest in the company's common stock on the part of the financial community and the investing public. Such increased interest could promote greater liquidity for the company's stockholders and could enhance the company's flexibility in its future financing and capitalization needs.

     Headquartered in Thousand Oaks, California, SMTEK International, Inc. is an electronics manufacturing services ("EMS") provider serving original equipment manufacturers ("OEMs") in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company also fabricates multilayer printed circuit boards ("PCBs") for use in the computer, communications and instrumentation industries. The Company's EMS operations are in Southern California, Florida and Northern Ireland. Its PCB facilities are located in Northern Ireland.

     	Certain statements made above are forward-looking in nature and reflect SMTEK International, Inc.'s current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differentiation would include, without limitation, the factors described as "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-62621) on file with the Securities and Exchange Commission.

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